Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

September 19, 2007

Investor Contact: Genny Pennise, (847) 442-6793, genny.pennise@hewitt.com

Media Contact: Maurissa Kanter, (847) 771-2531, maurissa.kanter@hewitt.com

Hewitt Associates Announces Final Results of Dutch Auction Tender Offer

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today announced the final results of its modified “Dutch Auction” tender offer to purchase shares of its outstanding Class A common stock. The tender offer expired at 12:00 midnight, New York City time, on Wednesday, September 12, 2007.

Based on a final count by the depositary for the tender offer, 5,480 Class A shares were properly tendered and not withdrawn at prices at or below $32.00 per share. The Company has therefore accepted for purchase and will promptly pay $32.00 per share for these 5,480 shares.

The dealer manager for the tender offer was Goldman, Sachs & Co. and the information agent was Georgeson, Inc. For questions and information about the tender offer, please call the information agent toll free at 1-888-605-7609.

About Hewitt Associates

With more than 65 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 340 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 24,000 associates. For more information, please visit www.hewitt.com.

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Hewitt Associates